EXHIBIT 10.1

                PARTIAL LEASE TERMINATION AGREEMENT

This Partial Lease Termination Agreement (the “Agreement”) is made as of the 27th day of September, 2002, by and between DEMOCRACY ASSOCIATES LIMITED PARTNERSHIP (hereinafter referred to as “Landlord”) and E-centives, Inc. (f/k/a Emaginet, Inc., “Tenant”)

WITNESSETH:

WHEREAS, by Lease Agreement dated as of September 23, 1997 (together with Amendment No.1 to Lease Agreement dated as of December 23, 1998 (“Amendment No. 1”) and the Lease Modification Agreement, as defined below, the “Lease”), Landlord leased to Tenant for a term of five (5) years 23,544 square feet of Net Rentable Area located on the sixth (6th) floor  (the “Sixth Floor Premises”) and 23,544 square feet of Net Rentable Area located on the seventh (7th) floor  (the “Seventh Floor Premises” and together with the Sixth Floor Premises, the “Expanded Premises”)  of the nine (9) story office building known as One Democracy Center having a street address of 6901 Rockledge Drive, Bethesda, Maryland (the “Building”) within an office complex known as Democracy Center (the “Complex”), as such space is more particularly described in the Lease;  and

WHEREAS, by Lease Modification and Extension Agreement dated as of June 29, 2000 (the “Lease Modification Agreement”) Landlord and Tenant amended the Lease (i) to modify the description of the premises which are the subject of the Lease, as set forth above, (ii) to extend the term of the Lease with respect to the Expanded Premises on the terms and conditions set forth herein and (iii) to modify certain other terms and provisions of the Lease as hereinafter set forth; and

WHEREAS, the Extended Lease Term expires on September 30, 2005; and

WHEREAS, Tenant, prior to September 30, 2005, desires to terminate the Lease with respect to the Seventh Floor Premises (alternatively referred to herein as the “Released Premises”) and to vacate and to surrender the Released Premises to Landlord; and

WHEREAS, Landlord has agreed to terminate the Lease with respect to the Released Premises only and to accept said surrender of the Released Premises upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant herein agree to amend the Lease as follows:

1.             Defined Terms.  Except as otherwise provided herein, the capitalized terms used herein shall have the same meanings as provided such terms in the Lease.

2.             The Premises. (a)  Tenant shall quit, vacate and surrender the Released Premises to Landlord at any time subsequent to the execution of this Agreement, but in no event later than 5:00 p.m. on December 31, 2002 (the “Partial Lease Termination Date”). Accordingly, effective on the day after the Partial Lease Termination Date, the definition of the Premises currently set forth in the Lease hereby is amended to exclude the Released Premises. As a result, effective on the day after the Partial Lease Termination Date, the aggregate number of square feet of Net Rentable Area comprising the Premises hereby is reduced to comprise the Sixth Floor Premises only (i.e. 23,544 square feet of Net Rentable Area on the sixth (6th) floor of the Building).

(b)           The Released Premises shall be surrendered in accordance with the pertinent provisions of the Lease on the Partial Lease Termination Date in broom clean condition, in the same order and condition in which they existed on the Extended Lease Term Commencement Date, ordinary wear and tear excepted.  Tenant, in accordance with the provisions of the Lease, shall remove all of its personal property and moveable trade fixtures, furnishings and equipment from the Released Premises, including, without limitation all of the cables, wiring and equipment in and relating to the LAN room/data center, on or before the Partial Lease Termination Date, provided that Tenant shall repair all damage caused by such removal to the sole but reasonable satisfaction of Landlord.  Tenant’s obligation to observe and perform the covenants provided in this Paragraph 1 shall survive the Partial Lease Termination Date.

                                (c)           Notwithstanding anything in this Agreement to the contrary, on or before December 15, 2002, Tenant shall have the right, subject to the terms and conditions of this Paragraph 1(c), to notify Landlord (“Tenant’s Election Notice”) of its election to terminate the lease of the Sixth Floor Premises in lieu of terminating the lease of the Seventh Floor Premises. In the event Tenant timely delivers Tenant’s Election Notice to Landlord, (i) the definition of the Released Premises shall be deemed to include the Sixth Floor Premises only, (ii) the Premises shall be deemed to include the Seventh Floor Premises only and (iii) the Lease shall continue in full force and effect, subject to the terms and provision of this Agreement, with respect to the Seventh Floor Premises only. The first sentence of this Paragraph 1(c) notwithstanding, in the event Landlord notifies Tenant that Landlord has bona fide prospective tenant who desires to lease the Seventh Floor Premises, Landlord shall notify Tenant and Tenant shall within three (3) business days of Landlord’s notice, notify Landlord of whether it will Lease Sixth Floor Premises or the Seventh Floor Premises.

3.             Rent. (a) Regardless of whether Tenant vacates the Released Premises prior to the Partial Lease Termination Date, all installments of annual base rent with respect to the Released Premises which are due pursuant to Article III of the Lease shall be paid through March 31, 2003 (the “Partial Rent Termination Date”). Similarly, Tenant shall make estimated monthly payments in respect of Additional Rent with respect to the Released Premises, as provided in Article IV of the Lease, through the Partial Rent Termination Date. Tenant’s obligation with respect to payment of Additional Rent with respect to the Released Premises pursuant to Article IV of the Lease, as well as Landlord’s obligation to refund any overpayment made with respect to the Released Premises by Tenant in respect of Additional Rent, all with respect to the period prior to and including the Partial Rent Termination Date, shall survive the Partial Lease Termination Date and the Partial Rent Termination Date. All of Tenant’s other obligations under the Lease with respect to the Released Premises shall continue in full force and effect through the Partial Lease Termination Date.

(b)  Notwithstanding anything to the contrary in subparagraph (a) above, in the event (i) Landlord is successful in its efforts to relet all or a portion of the Released Premises, (ii) the new tenant takes occupancy of the Released Premises and (iii) Landlord actually receives the payment of rent with respect to the Released Premises, then the installments of annual base rent that Tenant is to pay with respect to the Released Premises prior to March 31, 2003 shall be reduced by the actual amount of the rent actually received by Landlord with respect to the Released Premises.  To the extent Landlord receives payment of rent with respect to the Released Premises by a new tenant, then Landlord shall credit against Tenant’s next monthly installment of annual base rent an amount equal to the amount received from the new tenant.

(c)  Tenant’s obligation to pay annual base rent, additional rent and all other sums and charges due in accordance with the terms and provisions of the Lease shall continue in full force and effect with respect to the Sixth Floor Premises.  Except as provided in Paragraph 13 below, provided Tenant complies with the terms hereof, Tenant shall have no further obligations with respect to the Seventh Floor Premises commencing the day immediately following the Partial Lease Termination Date.

                4.             Security Deposit.                 Paragraph 23, Security Deposit, of the Lease Modification Agreement, hereby is modified as follows:

                (a)           Landlord acknowledges that Tenant has delivered to Landlord and is currently holding the Letter of Credit in the amount of $449,578.80.  The Letter of Credit currently expires on September 30, 2002.  Tenant shall cause the Letter of Credit to be renewed or extended for an additional six (6) months in accordance with the provisions of Paragraph 23(a) of the Lease Modification Agreement (e.g. the Letter of Credit shall be renewed or extended through March 31, 2003), provided that the extended Letter of Credit shall permit a partial draw by Landlord any time after January 1, 2003 in the amount of $309,578.80 (the “Partial Payment”).  In addition, on or before January 3, 2003,Tenant shall make the payment as identified in Paragraph 4(c) below, such that Landlord shall have received by virtue of the Partial Payment and Additional Payment (defined below) the full amount of the Letter of Credit. Tenant shall provide to Landlord appropriate documentation and evidence of such renewal or extension which is acceptable to Landlord in its sole judgment and shall be delivered to Landlord on or before September 30, 2002.  In the event Tenant fails to deliver to Landlord the appropriate documentation evidencing the renewal or extension of the Letter of Credit in accordance with this Paragraph 4(a), (i) Landlord, without notice to Tenant, shall be entitled to immediately draw on the Letter of Credit, (ii) this Agreement shall terminate and all rights, obligations, and liabilities of the parties hereunder shall be released and discharged and (iii) Tenant shall continue to comply with its obligations, liabilities and responsibilities under the Lease with respect to the Sixth Floor Premises and the Seventh Floor Premises through the expiration of the Extended Lease Term. Landlord, at any time after January 1, 2003 and without any notice to Tenant, shall be entitled to draw on the Letter of Credit in the amount of the Partial Payment and retain the proceeds thereof and, thereafter, shall continue to hold the Letter of Credit as the security deposit in accordance with the provisions of the Lease.  In addition, Tenant shall be obligated to make the Additional Payment set forth in subsection (c) below in addition to its rental payment obligations  (the Partial Payment and Additional Payment collectively referred to as the “Termination Payment”). The Termination Payment shall be in addition to and not in replacement of Tenant’s obligation to make payments of annual base rent and additional rent as set forth in Paragraph 2 above or to deliver the Additional Payment to Landlord in accordance with the provisions of subparagraph (c) below.

(b)           Paragraph 23(b) of the Lease hereby is deleted in its entirety and the Letter of Credit shall not be subject to further reduction.

                (c)           On or before January 3, 2003, Tenant shall deliver to Landlord a cash payment of $140,000.000 representing two (2) months of annual base rent which Tenant is then obligated to pay with respect to the Seventh Floor Premises (the “Additional Payment”). In the event Tenant fails to deliver the Additional Payment to Landlord, unless Landlord has relet the Seventh Floor Premises and such tenant has taken occupancy of the Seventh Floor Premises and commenced paying rent with respect thereto (i) this Agreement shall terminate and all rights, obligations, and liabilities of the parties hereunder shall be released and discharged, and (ii) Tenant shall continue to comply with its obligations, liabilities and responsibilities under the Lease with respect to the Sixth Floor Premises and the Seventh Floor Premises through the expiration of the Extended Lease Term, except that the amount of the Letter of Credit to be deposited by Tenant shall not be subject to further reduction. In the event Tenant fails to deliver the Additional Payment and Landlord has relet the Seventh Floor Premises and such tenant has taken occupancy of the Seventh Floor Premises and commenced paying rent with respect thereto then this Agreement shall remain in full force and effect and Landlord shall have the right to pursue any and all of its rights and remedies against Tenant with respect to the Sixth Floor Premises and the Seventh Floor Premises, as applicable, in accordance with the terms and provisions of the Lease.

(d)           Notwithstanding anything to the contrary in Paragraph 4(c) above, at any time after April 1, 2003 provided that  (i) Tenant shall not then be in default, beyond any applicable notice and cure period, under any of the terms and provisions of this Lease, (ii) no physical damage to the Premises shall have occurred, ordinary wear and tear excepted, and (iii) no other event shall have occurred prior to April 1, 2003 which would entitle Landlord to use or to retain all or a portion of the security deposit, then the amount of the security deposit shall be reduced to an amount that is equal to one (1) month of the then escalated annual base rent with respect to the Sixth Floor Premises (the “Reduced Security Deposit”). Such reduction shall occur by means of (1) delivery by Tenant to Landlord of a new letter of credit (the Substitute Letter of Credit”) or an amendment or modification of the Letter of Credit which shall comply with the provisions of Paragraph 23(a) of the Modification Agreement or (2) delivery of cash to Landlord in the amount of the Reduced Security Deposit. If Tenant delivers cash or a Substitute Letter of Credit to Landlord, the original Letter of Credit shall be returned to the Tenant within ten (10) business days following Landlord’s receipt of the Substitute Letter of Credit.

5.             Releasing of and Access to the Seventh Floor Premises.  (a)  Tenant acknowledges that Landlord, commencing on the execution of this Agreement, shall, but is not obligated to Tenant to,  endeavor to lease the Seventh Floor Premises to another tenant.  In order that Landlord may present the Seventh Floor Premises to prospective tenants in the most favorable manner, Tenant agrees that it shall vacate the Seventh Floor Premises as soon as practicable for Tenant and that Tenant shall maintain any furniture, fixtures, furnishings and equipment remaining in the Seventh Floor Premises in a clean, tidy and orderly manner.

(b)           Notwithstanding anything in this Agreement or the Lease to the contrary, commencing on the day after the date on which this Agreement is executed by Tenant, Landlord, its employees, contractors, architects, agents, engineers and consultants and representatives of prospective tenants, shall be allowed access to the Seventh Floor Premises, without charge therefor and without diminution of the rent payable by Tenant, to examine and inspect the Seventh Floor Premises and to prepare plans and drawings for the renovation and modification of the Seventh Floor Premises. In connection with any such entry, Landlord shall endeavor to provide Tenant with prior telephonic notice of such entry.

(c)            In the event Landlord, prior to the Partial Lease Termination Date, executes a lease with a tenant for all or a portion of the Seventh Floor Premises (the “New Lease”), (i) Tenant shall remove all of its furniture, furnishings, trade fixtures and equipment from the Seventh Floor Premises in accordance with the provisions of Paragraph 2 above and (ii) Landlord or such tenant, as applicable, shall have the right to commence construction of any alterations and renovations to the improvements in the Sixth Floor Premises as required under the New Lease.

                                (d)           Landlord’s entry into the Seventh Floor Premises in accordance with the provisions of subparagraphs (b) and (c) above shall in no way entitle Tenant nor shall Tenant have any claim or cause of action against Landlord for an abatement or other credit of rent due to such access or Tenant’s vacation of the Seventh Floor Premises prior to the Partial Lease Termination Date.

6.             Default.  In the event prior to March 31, 2003, Tenant is in default under any of the terms and conditions of the Lease then, unless Landlord has relet the Seventh Floor Premises and such tenant has taken occupancy of the Seventh Floor Premises and commenced paying rent with respect thereto (i) this Agreement shall, at Landlord’s sole and exclusive option, terminate and all rights, obligations, and liabilities of the parties hereunder shall be released and discharged, and (ii) if Landlord so elects to terminate this Agreement, Tenant shall continue to comply with its obligations, liabilities and responsibilities under the Lease with respect to the Sixth Floor Premises and the Seventh Floor Premises through the expiration of the Extended Lease Term. In the event prior to March 31, 2003, Tenant is in default under any of the terms and conditions of the Lease and Landlord has relet the Seventh Floor Premises and such tenant has taken occupancy of the Seventh Floor Premises and commenced paying rent with respect thereto then this Agreement shall remain in full force and effect and Landlord shall have the right to pursue any and all of its rights and remedies against Tenant with respect to the Sixth Floor Premises and the Seventh Floor Premises, as applicable, in accordance with the terms and provisions of the Lease, provided that any such recovery shall be appropriately limited or reduced by any rental or other payments received from a third-party by Landlord for the Seventh Floor Premises.

7.             Renewal.                Tenant’s right of renewal as set forth in Paragraph 11 of the Lease Modification Agreement shall apply to the Sixth Floor Premises and all references to the “Premises” therein shall be deemed to refer to the Sixth Floor Premises only.

8.             Incorporation of Lease Terms. Except as expressly modified or amended by this Partial Termination of Lease Agreement, all of the terms, conditions, covenants and agreements contained in the Lease (i) are incorporated herein by reference, (ii) shall remain in full force and effect and (iii) shall be applicable to and binding upon Landlord and Tenant during the Extended Lease Term.

9.             Broker.   Landlord and Tenant acknowledge that Tenant has engaged Julien J. Studley (“Tenant’s Broker”) as its broker to assist in the negotiations relating to this Agreement. Tenant shall be solely responsible for and shall pay any fees or commissions due and owing to said broker pursuant to a separate agreement between said broker and Tenant. Landlord and Tenant each represents and warrants to the other, except as expressly provided in the preceding sentence, that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Agreement.  Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt in connection with this Agreement, including, without limitation, Tenant’s Broker.

10.           Corporate Authority.           Tenant hereby represents and warrants to Landlord that all necessary corporate action has been taken to enter this Lease and that the person signing this Lease on behalf of Tenant has been duly authorized to do so.

11.           Mutual Negotiation.            Landlord and Tenant each hereby covenant and agree that each and every provision of this Agreement has been jointly and mutually negotiated and authorized by both Landlord and Tenant and in the event of any dispute arising out of any provision of this Lease, Landlord and Tenant do hereby waive any claim of authorship against the other party.

12.           Lender Approval. This Agreement shall be subject to and contingent on Landlord’s receiving the approval no later than fourteen (14) calendar days from the date of execution of  this Agreement of all of the terms and conditions contained herein by TIAA, the lender that is the beneficiary of the deed of trust encumbering the Office Complex.  Landlord agrees to use its reasonable efforts to secure such approval.  If such approval cannot be obtained, Landlord shall notify Tenant, this Agreement shall terminate and all rights, obligations, and liabilities of the parties hereunder shall be released and discharged and Tenant shall continue to comply with its obligations, liabilities and responsibilities under the Lease through the expiration of the Extended Lease Term.

13.           Release. Provided the conditions set forth in paragraphs 2, 3, 4 , 5 and 6 hereof shall have been fully satisfied and except as  expressly provided in such paragraphs 2, 3, 4, 5 and 6 hereof, commencing on the day after the Partial Lease Termination Date, Tenant shall be relieved of all further liability under the Lease and shall receive no further benefits (e.g. the right to purchase parking permits in the Garage beneath the Office Complex or the surface parking lots pursuant to Article XXIV of the Lease) with respect to the Seventh Floor Premises only.

                14.           Notices. In addition to the notice to be sent to Landlord at its offices in Washington DC, copies of all notices to Landlord or other communications required in connection with the Lease shall be addressed to Landlord in care of Boston Properties, Inc., Prudential Center, 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Partial Lease Termination Agreement as of the date and year first above written.

LANDLORD:

DEMOCRACY ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership

By:	Boston Properties LLC, a Delaware limited liability company, its General Partner

By:	Boston Properties Limited Partnership, a Delaware limited partnership, its Managing Member

By:	Boston Properties, Inc., a Delaware corporation, its General Partner

	By:	/s/ Raymond A. Ritchey
Raymond A. Ritchey, Executive
Vice President

TENANT:

E-CENTIVES, INC., a Delaware corporation

	By:	/s/ David Samuels
David A. Samuels, SVP and CFO